                                                               EXHIBIT 12.2

                             THE WISER OIL COMPANY
                COMPUTATION OF RATIO OF EBITDAX TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                           SIX MONTHS
                         ENDED JUNE 30,           YEARS ENDED DECEMBER 31,
                         ----------------  -------------------------------------------
                          1997     1996     1996     1995     1994     1993     1992
                         -------  -------  -------  -------  -------  -------  -------
Net income.............. $ 4,197  $ 3,856  $ 6,428  $ 2,193  $ 8,988  $ 1,016  $   477
Add (deduct):
  Income tax expense....   1,433     (173)   4,072    3,788      444   (2,091)    (712)
  Interest expense......   3,355    2,728    5,452    5,618    3,907      530       31
  Depreciation, deple-
   tion and amortiza-
   tion.................  11,010    9,850   19,653   19,778   18,313   14,659   13,803
  Exploration costs.....   4,139    2,196    4,176    5,801    4,130    3,639    6,308
  Property impairments..     --    12,112   12,112    4,893      --       693      --
  Marketable security
   sales gains..........  (1,813)  (6,832) (12,977) (13,101)  (7,475)     --       --
  Dividends and inter-
   est..................    (457)    (398)    (683)  (1,241)  (1,641)  (1,855)  (2,000)
                         -------  -------  -------  -------  -------  -------  -------
  EBITDAX............... $21,864  $15,627  $38,233  $27,729  $26,666  $16,591  $17,907
                         =======  =======  =======  =======  =======  =======  =======
  Fixed charges--
   interest expense..... $ 3,355  $ 2,728  $ 5,452  $ 5,618  $ 3,907  $   530  $    31
                         =======  =======  =======  =======  =======  =======  =======
  Fixed charge coverage.    6.5x     5.7x     7.0x     4.9x     6.8x    31.3x   577.6x(1)
                         =======  =======  =======  =======  =======  =======  =======

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(1) Reported as N/M. See "Selected Consolidated Financial and Operating Data"
    in the Prospectus.